OPTION AGREEMENT

THIS AGREEMENT is made and effective as of the 1st day of October, 2007

B E T W E E N:

THE GOVERNING COUNCIL OF THE UNIVERSITY OF TORONTO, a corporation vested with the government, management and control of the University of Toronto by the University of Toronto Act, 1971 and having offices at MaRS Centre, Heritage Building, 101 College Street, Suite 320, Toronto, Ontario M5G 1L7, Canada

(hereinafter “UT”)

- and -

MANTRA ENERGY ALTERNATIVES LTD., a corporation having offices at 207 West Hastings Street, Suite 1205, Vancouver, B.C. V6B 1H7, Canada

(hereinafter the “Optionee”)

WHEREAS Mohammad Reza Irvani and Masoud Karimi Ghartemani (each an “Inventor” and collectively, the “Inventors”), while employed by UT have made an Invention (as hereinafter defined);

WHEREAS by Assignments of Rights from UT dated October 7, 2004, UT assigned its entire right, title and interest in the Invention to the Inventors on terms and conditions set out therein;

WHEREAS by Assignments of Rights from Masoud Karimi Ghartemani (“Ghartemani”) dated October 7, 2004, Ghartemani assigned his entire right, title and interest in the Invention to Mohammad Reza Irvani (the “Owner”) on terms and conditions set out therein;

WHEREAS by a Technology Owners’ Agreement dated October 12, 2004 the Owner retained the University of Toronto Innovations Foundation (“UTIF”) as his exclusive agent for the exploitation of the Invention, including the patenting and licensing thereof;

WHEREAS UTIF, on behalf of the Owner, has filed patent applications in relation to the Invention as listed in Schedule “A” hereof;

WHEREAS effective May 1, 2006, UTIF ceased to operate its business and it transferred and assigned all of its business and assets to UT;

WHEREAS the Optionee is a company whose purpose is to commercialize, develop, manufacture, market, distribute and sell useful products; and

WHEREAS UT, on behalf of the Owner, is willing to grant to the Optionee an option to negotiate and acquire the exclusive right to develop, manufacture, market, distribute and sell products which may be derived in whole or in part from the practice of the Technology.

NOW THEREFORE in consideration of the premises and the mutual covenants, terms, conditions and agreements contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1        Definitions

In this Agreement, the following terms have the meanings set forth below:

“Agreement” means this Option Agreement including all attached schedules, as the same may be supplemented, amended, restated or replaced in writing from time to time by mutual agreement of the Parties;

“Confidential Information” means this Agreement and its terms and conditions, the Know-how, and any information, which is non-public, confidential or proprietary in nature, including, without limitation, business information, trade secrets, and any information related to the Technology, whether written, oral or in electronic form, provided that tangible materials are marked as confidential, and provided that information given orally or by visual inspection is identified as confidential at the time of disclosure, and confirmed as confidential in writing within fifteen (15) days, but shall not include information that:

(a)	is or becomes generally available to the public other than as a result of any act by a receiving Party to this Agreement;

(b)	is rightfully received from a third party without similar restriction or without breach of this Agreement;

(c)	a receiving Party is able to demonstrate, in writing, was known to it on a non-confidential basis; or

(d)	a receiving Party can show through tangible evidence was independently developed by a Party without the use of any of the Confidential Information.

“Copyright” means the rights prescribed in the Copyright Act (Canada), including those copyright registrations and applications relating to the Technology identified in Schedule “A” herein;

“Draft License Agreement” shall mean the technology license agreement in relation to the Technology attached hereto as Schedule “B”;

“Effective Date” shall mean the date first shown in this Agreement;

“Intellectual Property Rights” means all Patents, Copyright, trade-names and other intellectual property rights relating to the Invention, whether registered or not, owned by or licensed to the Owners (or any of them);

“Invention” means the invention titled “A Novel System for Detection and Extraction of Useful Signals in Three-Phase Power Systems” as more fully described in the University of Toronto Confidential Intellectual Property Disclosure attached hereto as Schedule “C”;

“Know-how” means any and all trade secrets, technical expertise, knowledge, confidential information and know-how, whether patentable or unpatentable relating to the Invention, whether in written, machine readable, drawing or oral form, including, without limiting the generality of the foregoing, all technical information, raw material, data, product specifications, processes and designs, operating and production data, calculations, computer programs, instructions and techniques, quality control and other standards, and drawings relating thereto which are developed by the Owner and which exist at the Effective Date;

“Parties” means UT and the Optionee collectively, and “Party” means any of them;

“Patents” means the patents listed in Schedule “A” appended hereto, and shall include any divisional, re-examination, renewal, or continuation applications based on the said patent applications, any patents which may issue on, from or as a result of any of the foregoing, including all foreign patents, and any reissue of said patents; and

“Technology” means the Invention, the Know-how and all Intellectual Property Rights relating to the Invention.

1.2        Captions

The division of this Agreement into articles, sections, subsections and schedules and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The article, section, subsection and schedule headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and are not to be considered part of this Agreement. All uses of the words “hereto”, “herein”, “hereof”, “hereby” and “hereunder” and similar expressions refer to this Agreement and not to any particular section or portion of it. References to an Article, Section, Subsection or Schedule refer to the applicable article, section, subsection or schedule of this Agreement.

1.3        Currency

Unless specified otherwise, all statements of or references to dollar amounts in this Agreement are to lawful money of Canada.

1.4        Schedules

The following schedules are attached to and incorporated by reference into this Agreement:

Schedule A	Intellectual Property Rights
Schedule B	Draft License Agreement
Schedule C	Invention

ARTICLE 2
TECHNOLOGY OPTION

2.1        Grant of Option

(a)

UT (solely as agent of the Owner) hereby grants to the Optionee an exclusive option to negotiate and obtain an exclusive, worldwide license to the Technology in all fields of use (the “Option”), upon and subject to the terms and conditions hereinafter set forth.

(b)	UT (solely as agent of the Owner) hereby grants to the Optionee, during the term of this Agreement, a non-exclusive right to use the Technology for internal research purposes.

(c)	Nothing in this Agreement grants the Optionee the right to use the Technology for the purpose of making, using or selling a commercial product.

(d)	The Optionee may exercise its Option hereunder at any time during the term of this Agreement or any extension thereof.

(e)

In the event that the Optionee exercises its Option hereunder, the Optionee and UT agree to execute a technology license agreement containing substantially similar terms and conditions as set forth in the Draft License Agreement.

(f)

In the event that the Optionee fails to exercise the Option within the term of this Agreement or within any extension thereof, or if this Agreement is terminated pursuant to Section 6.2 herein, UT may offer exclusive worldwide licenses in relation to the Technology to third parties.

ARTICLE 3
CONSIDERATION

3.1        Upfront Fees

(a)

In consideration for the Option granted herein, the Optionee shall pay to UT a non-refundable upfront fee (the “Option Fee”) of twelve thousand dollars ($12,000) on or within thirty (30) days following the Effective Date.

(b)

In the event that the Optionee fails to exercise the Option within the term of this Agreement or if this Agreement is terminated in accordance with section 6.2 hereof, the Parties hereto acknowledge and agree that the Option Fee shall be forfeit by the Optionee and shall remain the property of UT.

ARTICLE 4
INTELLECTUAL PROPERTY

4.1        Patent Prosecution

During the term of this Agreement, UT shall:

(i)	file, prosecute and maintain the Patents in the name of Owner as assignee;

(ii)	pay all third party charges relating to the filing, prosecution and maintenance of the Patents; and

(iii)	keep the Optionee reasonably advised of the progress of prosecution and of any actions UT proposes to take or has taken in connection with the prosecution or maintenance of the Patents.

4.2        Confidentiality

(a)	All Confidential Information will remain the property of its owner or the party that furnished it as the case may be.

(b)

For a period of five (5) years from the date of disclosure of Confidential Information, each Party agrees to maintain in confidence all Confidential Information disclosed with the same degree of care as it normally takes to preserve its own confidential information of similar grade, but in any event, no less than a reasonable degree of care.

(c)

Each Party may only disclose Confidential Information to persons with a “need to know” who shall be made aware of, and be required to observe and comply with the covenants and obligations contained herein, and the

Confidential Information shall only be used to carry on or facilitate business as contemplated under this Agreement.

(d)

A Party may disclose Confidential Information pursuant to the requirements of a government agency or pursuant to a court order, provided that the Party shall take all reasonable steps, including, but not limited to the seeking of an appropriate protective order, to preserve the confidentiality of the Confidential Information provided.

(e)

If this Agreement is terminated for any reason, any Party in receipt of Confidential Information shall promptly deliver or destroy all Confidential Information of the disclosing Party without retaining copies thereof, except that the receiving Party may retain in the office of its legal counsel one (1) copy of written Confidential Information for record purposes only.

(f)

In the event that a Party becomes aware of, or perceives any threat that, any Confidential Information may be disclosed contrary to the provisions of this Section 4.2, or in the circumstances referred to in Subsection 4.2(d) hereof, such Party shall immediately provide written notice thereof to the other Party.

ARTICLE 5
REPRESENTATIONS, WARRANTIES AND INDEMNITY

5.1        Representations and Warranties of Parties

The representations of the Optionee and UT, one to the other are as follows:

(a)

The Optionee is a corporation duly organized, validly existing and in good standing, and it has the right and authority to enter this Agreement, and do all acts and things as required or contemplated to be done, observed and performed by it hereunder;

(b)	the execution, delivery and performance of this Agreement does not contravene any law, rule or regulation of any Party or of the jurisdiction in which it is incorporated; and

(c)

UT is a corporation duly organized, validly existing and in good standing, and it has the right to grant the Option as provided herein and that such grant is not in conflict with any other agreement to which it is a party.

EXCEPT FOR THE FOREGOING REPRESENTATIONS AND WARRANTIES PROVIDED IN THIS SECTION 5.1, UT DISCLAIMS ALL REPRESENTATIONS, WARRANTIES AND CONDITIONS OF ANY KIND, WHETHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION ALL REPRESENTATIONS, WARRANTIES AND CONDITIONS AS TO QUALITY, MERCHANTABLE QUALITY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, SCOPE, PATENTABILITY, VALIDITY OR

ENFORCEABILITY OF THE TECHNOLOGY OR THAT THE TECHNOLOGY IS SAFE FOR ANY USE OR PURPOSE WHATSOEVER, OR THAT THE TECHNOLOGY DOES NOT INFRINGE THE RIGHTS OF ANY THIRD PARTY.

5.2        Indemnity

Except to the extent when caused by the gross negligence of UT, the Optionee shall indemnify and hold harmless the Inventors, the Owner, their respective successors and assigns, and UT, its parents, subsidiaries, affiliates, attorneys, agents, officers, directors, employees, administrators, predecessors, successors or assigns (collectively, the “Indemnitees”) from and against any and all claims, threats, loss, liability, damage or expense, including reasonable lawyers’ fees, by reason or arising out of any acts or failure to act by or out of any use of the Technology by the Optionee or its servants, agents, affiliates, officers, directors, stock-holders, or employees. The party seeking indemnification shall give the Optionee prompt notification of any such claim, threat, loss, liability, damage or expense. The indemnity provided herein shall survive any termination or assignment of this Agreement without time limit. The Optionee acknowledges that UT is entering this Agreement and obtaining the foregoing indemnification as agent for other Indemnitees and is holding the rights contained in this paragraph in trust for the other Indemnitees.

ARTICLE 6
TERM AND TERMINATION

6.1        Term

This Agreement shall come into effect upon the Effective Date, and unless earlier terminated, shall terminate twelve (12) months following the Effective Date.

6.2        Termination

(a)

This Agreement may be terminated for material breach by any of the Parties upon at least thirty (30) days prior written notice (in accordance with the notice provisions of Section 7.1 hereof) to the Party asserted to be in breach thereof.

(b)	Termination shall be effective on the date set forth in the notice, unless prior to that date the Party in breach has cured the breach.

(c)	The Optionee may terminate this Agreement, at is sole discretion, at any time upon thirty (30) days prior written notice to UT.

(d)	If a Party:

(i) is adjudicated insolvent or a bankrupt,

(ii)	is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, or

(iii)

makes a general assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension or re-adjustment of all or substantially all of its obligations, then the other Party, within the conditions of applicable law, may immediately terminate this Agreement by giving written notice.

(e)

Termination as set forth in this Section shall not relieve any of the Parties of any obligations accrued under this Agreement prior to the date of termination. The following provisions shall survive termination of this Agreement: Sections 1.1 (Definitions); 4.2 (Confidentiality); 5.2 (Indemnity); Subsection 6.2(e) (Survival); and Article 7 (General Provisions).

ARTICLE 7
GENERAL

7.1        Notices

All notices required and permitted under this Agreement shall be in writing, and service of all such notices shall be sufficient and complete if and when sent by registered mail, postage prepaid addressed to the party to be notified, at the address given above or at other addresses of which the parties have notice in writing.

7.2        Conflict

In the event any term or any part of any term of this Agreement is determined to be void or unenforceable, such term or part of a term shall be considered separate and severable from this Agreement and the remaining terms shall continue in full force and effect.

7.3        Governing Law

This Agreement shall be governed by, and interpreted and enforced in accordance with the laws in force in the Province of Ontario and the federal laws of Canada applicable therein (excluding any conflict of laws, rule or principle which might refer such interpretation to the laws of another jurisdiction). Each Party hereby attorns and submits to the exclusive jurisdiction of the Ontario Superior Court of Justice in any action or proceeding arising out of or relating to this Agreement. Further, each Party hereby agrees that service may be made on any representative of the Parties hereto, whether in Toronto or elsewhere. Finally, each Party hereby agrees that all such claims in respect of such actions or proceedings shall be heard and determined in Toronto in such Ontario court.

7.4        Further Assurances

The Parties agree to execute, acknowledge and deliver all such further instruments, and to do all such other acts, as may be necessary or appropriate to carry out the intent and purpose of this Agreement.

7.5        Waiver of Rights

No failure or delay on a part of a Party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or future exercise thereof or the exercise of any other right, power or remedy. No waiver by a Party hereto of a default hereunder shall operate against such Party as a waiver of such default unless made in writing and signed by an authorized officer of such Party.

7.6        Relationship of the Parties

(a)

The relationship of the Optionee to UT is that of an independent contractor and neither the Optionee nor its agents or employees shall be considered employees of UT. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture or grant of a franchise between the Optionee and UT.

(b)

A Party will not use the name of any other Party, nor any member of such Party’s staff in any advertising or publicity without the prior written approval of an authorized representative of the body whose name is to be used. However, a Party may notify others of the fact that this Agreement is in effect.

7.7        Force Majeure

No Party shall be liable to any other party for delay or failure in the performance of any of its obligations hereunder if such failure is caused by Force Majeure, as hereinafter defined. For the purposes hereof, “Force Majeure” means any act of God, action or failure to act of any government or governmental or regulatory authority, failure of supplies, materials, equipment, labour or transportation being provided by any other person, power failure or shortage, strike, lockout, work slowdown or stoppage, accident, fire, flood, explosion, storm, other natural occurrence, sabotage or other event beyond the control of the relevant party.

7.8        Entire Agreement

This Agreement, including all attached Schedules which are hereby incorporated by reference, sets forth the entire agreement and understanding of the Parties relating to the subject matter contained herein and merges all prior discussions and agreements between them, and neither Party shall be bound by any definition, condition, warranty or representation other than expressly stated in this Agreement. Any amendment to this

Agreement shall not be effective unless it is in writing and signed by the duly authorized signing officers of each Party.

7.9        Facsimile Execution

To evidence the fact that it has executed this Agreement, a Party may send a copy of its executed counterpart to the other Party by facsimile transmission. That Party shall be deemed to have executed this Agreement on the date it sent such facsimile transmission. In such event, such Party shall forthwith deliver to the other Party the counterpart of this Agreement executed by such Party.

7.10        Assignment

This Agreement shall not be assigned by the Optionee without the prior written consent of UT, such consent not to be unreasonably withheld.

7.11        Succession

This Agreement shall be binding upon and enure to the benefit of the Parties hereto and their respective heirs, executors, administrators and other legal representatives and, to the extent permitted hereunder, their respective successors and permitted assigns.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in a legally binding manner.

THE GOVERNING COUNCIL OF THE UNIVERSITY OF TORONTO

Per:    /s/ Tim McTiernan, Ph.D.
          Tim McTiernan, Ph.D.
           Interim Vice-President, Research
           Executive Director, The Innovations Group
           University of Toronto

MANTRA ENERGY ALTERNATIVES LTD.

Per:    /s/ David Warren
           David Warren
           Chief Financial Officer and Chief Operating Officer

SCHEDULE “A”
INTELLECTUAL PROPERTY RIGHTS

Jurisdiction:	Canada
Patent Title:	“Three-Phase Power Signal Processor”
Application Number:	2,503,685
Filing Date:	April 5, 2005

Jurisdiction:	United States
Patent Title:	“Three-Phase Power Signal Processor”
Application Number:	11/098,421
Filing Date:	April 5, 2005

SCHEDULE “B”
DRAFT LICENSE AGREEMENT

CONFIDENTIAL

# TECHNOLOGY LICENSE AGREEMENT

**THIS AGREEMENT** is made and effective as of the • day of [], 2007

**BETWEEN:**

(hereinafter "**UT**")

- and -

**[] INC.**, a corporation incorporated under the laws of [] and having its registered address at []

(hereinafter the "**Licensee**")

**WHEREAS** [] (the "**Owner**"), while employed by the University of Toronto has made an Invention (as hereinafter defined);

**WHEREAS** by an Assignment of Rights from UT dated [], UT assigned its entire right, title and interest in the Invention to the Owner on terms and conditions set out therein;

**WHEREAS** by a Technology Owners' Agreement dated [], the Owner retained UT as his exclusive agent for the commercialization of the Invention;

**WHEREAS** UT, on behalf of the Owner, and the Licensee desire to enter into a license agreement that will permit the Technology, as hereinafter defined, to be used for commercial purposes;

Page 1 of 26

CONFIDENTIAL

"**Technology**" means the Invention, and includes all Know-how and all Intellectual Property Rights relating to the Invention;

"**Territory**" means, subject to the provisions of Section 4.3(a) herein, each and every country of the world; and

"**Third Party**" means, in respect of a Party, a Person who deals with such Party at arm's length, as that term is defined in the *Income Tax Act* (Canada) on the date hereof.

### 1.2 Headings

### 1.3 Currency

### 1.4 Schedules

| | |
|---|---|
| Schedule A | Intellectual Property Rights |
| Schedule B | University of Toronto Confidential Intellectual Property Disclosure |
| Schedule C | Milestones |

## ARTICLE 2
## TECHNOLOGY LICENSE

### 2.1 Grant of License

(a) Subject to the terms and conditions hereinafter set forth, UT (solely as agent of the Owner) hereby grants to the Licensee an exclusive license of the Technology, effective throughout the Territory and within the Field of Use:

(i) to reproduce, make, have made, use, import and sell any Licensed Product and export any Licensed Product;

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CONFIDENTIAL

(ii) to engage contractors to reproduce or make components of subsystems that incorporate or embody or that are derived from any parts of the Technology to be used or sold by the Licensee;

(iii) to sell any Service;

(iv) to copy, translate or modify any Copyright works relating to the Technology;

(v) to otherwise practice the Technology (including making improvements as described at Section 4.5 hereof); and

(vi) to grant sub-licenses of all rights set out in Paragraphs 2.1(a)(i) through 2.1(a)(v) hereof provided that:

1) the Licensee shall have the right to audit the books and records of each such sub-licensee in the same manner as UT as per Section 3.6(e) hereof; and

2) any such sub-licenses shall also be subject to Section 2.2 hereof.

(b) Notwithstanding any other provision, the Licensee, its Affiliates and their sub-licensees shall reproduce, make, have made, import, sell, and export the Licensed Product, and provide related Services, in accordance with best practices, including but not limited to good manufacturing practices, and provision of services of good and professional quality.

**2.2 Sub-Licensing**

The Licensee shall:

(a) promptly notify UT of the proposed terms of all sub-license agreements and the identity of the parties thereto;

(b) not grant any royalty-free sub-licenses or any sub-licenses for consideration less than fair market value;

(c) grant sub-licenses solely to Third Parties;

(d) not grant any irrevocable sub-licenses;

(e) ensure that sub-licensees are bound by terms consistent with those in Sections 2.1(b) (Grant of License), 2.2 (Sub-Licensing), 2.3 (Reserved Rights), 2.4 (License Restrictions), 3.6 (Accounting and Records), 4.1 (Ownership), 4.6 (Infringement), 4.7 (Confidentiality), 5.3 (Indemnity), 5.4 (Insurance), 5.5 (Limitation of Liability), and Article 7 (General Provisions) herein;

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CONFIDENTIAL

(e) UT (as agent of the Owner), or UT's authorized representatives, shall have the right from time to time, upon ten (10) days prior written notice to Licensee, to audit the Licensee's said books and records of accounts and all of the documents and other materials in the possession or under the control of the Licensee with respect to the subject matter of this Agreement. UT reserves the right to confirm any information learned in the course of such audit with any Person that has purchased a Licensed Product or Service from the Licensee to verify the accuracy of the Licensee's payments of Fees and compliance with the terms hereunder. The Licensee shall preserve and keep available to UT all such books and records, documents, contracts, and other data (including reports of audits undertaken by the Licensee of the books and records of its own sub-licensees) with respect thereto for a period of six (6) years after the date of each such record.

(f) In the event that any audit of the books and records of the Licensee reveals an error in excess of five percent (5%) to the detriment of UT, then the Licensee shall bear all the costs of said examination and pay forthwith all outstanding amounts together with interest thereon as set out under Subsection (h) hereof.

(g) Each payment of the Fees hereunder shall be accompanied by a statement, certified correct by an authorized officer of the Licensee, setting forth:

(i) the amount of the Royalty Payment, the Sub-Licensee Fees and/or the Sub-License Royalty Payments due and payable for that Semi-annual Period; and

(ii) a written disclosure of all Licensee Improvements (if any).

(h) Interest shall be payable on any amounts owed by one Party to another Party which are not paid when due, at the Prime Rate plus 3% per annum, compounded monthly. The payment of interest shall not be deemed an alternative to the payment of amounts owing on the due dates, which payment shall be deemed to be in default, and UT may terminate this Agreement as provided in Section 6.2 hereof.

## ARTICLE 4
## INTELLECTUAL PROPERTY

### 4.1 Ownership

All aspects and parts of the Technology shall be exclusively owned by the Owner and nothing herein shall serve to, or should be construed to transfer any ownership rights whatsoever in the Technology.

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CONFIDENTIAL

**4.2 Know-how**

(a) UT shall furnish a summary of the relevant Know-how to the Licensee within a reasonable period of time following the Effective Date, including all patents described in Schedule "A" (including the latest draft of any applications which have not matured into patents), together with all documentation that is reasonably necessary for understanding the Technology, to the extent that it exists and is within the control of UT, along with oral explanations of the Know-how and of unwritten Confidential Information.

(b) The Licensee shall be conclusively deemed to have received all necessary delivery under this Section 4.2 if the Licensee has not notified UT within ninety (90) days after the Effective Date that such delivery has not occurred.

**4.3 Patents and Patent Applications**

(a) Subject to Subsection 4.3(b) hereof, UT shall, as between UT and the Licensee, bear the responsibility to file, prosecute and maintain the Patents in accordance with its standard practices. Such Patents shall be filed, prosecuted and maintained in the name of the Owner as assignee. UT shall use reasonable efforts to obtain those patents and shall not allow those patents to lapse for failure to comply with maintenance obligations. UT, after non-binding consultation with the Licensee, shall determine in which countries to pursue patent applications, provided that if UT elects not to pursue a patent application in any country, the Licensee shall be entitled to do so and UT shall provide such assistance to the Licensee, at the Licensee's cost and expense, in this regard as the Licensee may reasonably request. The Licensee may elect not to support a patent application in any country. Such an election must be made no later than sixty (60) days after a written request is submitted by UT to the Licensee. Should the Licensee either elect not to support a patent application in that country or should sixty (60) days elapse without the Licensee responding to the request by UT, UT (on behalf of the Owner) may, at its sole discretion, file such patent or continue such prosecution in that country at its own cost and expense. In such a case, the Licensee would not have any rights to or in any patents arising from such applications and the definition of "Territory" for the purposes of this Agreement shall not include any such country.

(b) Following the Effective Date, the Licensee shall pay for all Third Party charges relating to filing, prosecution and maintenance of the Patents, except in respect of those countries in which it has elected not to prosecute applications.

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CONFIDENTIAL

(c) UT undertakes to keep the Licensee reasonably advised of the progress of prosecution and of any actions UT proposes to take or has taken in connection with the prosecution or maintenance of the Patents or any patent application included in the definition of Patents. UT will diligently endeavor to provide the Licensee with copies of correspondence and all actions issued by patent authorities and shall use Best Efforts to incorporate, any comments, remarks or suggestions the Licensee may promptly provide to UT in writing at least ten (10) days prior to any due date established by UT for preparation of a response or amendment and in all cases thirty (30) days prior to any patent office due dates of which it becomes aware.

(d) Nothing contained in this Agreement (including, without limitation, the provisions of this Section 4.3) shall interfere with, amend or supercede any obligations of the Owner to UT (or the obligations of UT to the Owner) which exist under contract as of the date hereof.

**4.4 Small Entity Designation**

If the Licensee, any sublicensee and/or any holder of an option to obtain a sublicense does not qualify, or at any point during the term of this Agreement ceases to qualify, as a "small entity" as provided by:

(a) the United States Patent and Trademark Office (USPTO), and/or

(b) the Canadian Intellectual Property Office (CIPO)

then the Licensee shall so notify the USPTO and CIPO immediately, and the Licensee shall comply with the USPTO and/or CIPO regulations regarding payment of fees with respect to the Patents.

**4.5 Improvements**

(a) If the Licensee produces or has produced any Licensee Improvements, then the Licensee shall grant to UT, on behalf of the Owner and the University of Toronto, a right to use such Licensee Improvements for the purposes set out in Section 2.3 hereof and on the same terms and conditions as set out therein.

(b) Subject to Section 4.1 hereof, all Licensee Improvements, and any intellectual property rights associated therewith, shall be owned exclusively by the Licensee.

(c) In the event that UT obtains commercialization rights in relation to any modifications, enhancements, upgrades or additions to the Technology (which are owned and controlled solely by the Owner) ("**UT Improvements**"), then UT shall promptly inform, in confidence, the Licensee and the Licensee shall have a first right of refusal to obtain a

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CONFIDENTIAL

license to use such UT Improvements on terms to be negotiated, such right being subject to any Third Party rights. Within sixty (60) days following the date of the disclosure of the UT Improvements to the Licensee, the Licensee shall notify UT in writing indicating whether or not the Licensee will exercise this first right of refusal. Should the sixty (60) days elapse without the Licensee responding to UT, the Licensee shall be deemed to have rejected this first right of refusal in relation to the UT Improvements.

**4.6 Infringement**

(a) The Licensee will notify the UT promptly upon becoming aware of any claim or assertion by a Third Party that a Licensed Product and/or Service infringes or otherwise is in violation of a Third Party's patents or intellectual property. The Parties shall promptly enter into discussions with the Third Party to determine the existence and extent of the infringement and the Parties' mutually agreed course of action. Each Party will absorb its own costs of the discussions.

(b) The Licensee and UT may agree to jointly defend or pursue litigation, but neither of them shall bind or commit the other to any course of action which involves liability for legal costs, expenses or damages. If the Licensee and UT agree to jointly defend or pursue litigation, then the Parties will agree in advance on their level of participation (including, but not limited to, the funding and time to be provided by each Party) in any such claim, action or proceeding, and each Party will absorb its own costs in relation to any such claim, action or proceedings. The Parties acknowledge and agree that they shall share anything awarded by a court or paid as a settlement by a Third Party in proportion each Party's level of participation as set forth above. If the Licensee and UT fail to agree, within a reasonable time, having regard to the normal progress of litigation, as to any course of action which might be jointly taken, then either of them may take or defend proceedings alone, if legally entitled to act alone, and shall be entitled to retain anything awarded to it by a court, or paid to it as a settlement by the Third Party. Where either the Licensee or UT wishes to act alone or are unable to agree on a joint defense, but formalities require participation of the other, then the other shall join in the proceeding to the extent necessary for formalities. Each will cooperate with the other in making available all necessary documents and witnesses for any legal proceedings, subject to the prompt re-imbursement by the requesting party of any out-of-pocket expenses. If either the Licensee or UT proceed alone, it shall indemnify the other for reasonable legal costs for representation that is reasonably necessary and for any court-ordered payments. Neither the Licensee nor UT shall settle any such claim without the prior written consent of the other, such consent not to be unreasonably withheld..

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CONFIDENTIAL

**5.2 Disclaimers**

Except for the foregoing representations and warranties provided in Section 5.1 hereof, the Technology and other rights granted hereunder are supplied and licensed to the Licensee by UT on an "as is" basis, and UT disclaims all representations, warranties and conditions of any kind, whether express or implied, statutory or otherwise, including without limitation:

(a) all representations, warranties and conditions as to the patentability, validity, scope or enforceability of the Technology;

(b) all representations, warranties and conditions that any use of the Technology will be free from infringement of intellectual property rights of any Third Party; and

(c) all representations, warranties and conditions as to quality, merchantable quality, merchantability or fitness of the Technology for any particular purpose.

**5.3 Indemnity**

(a) The Licensee shall defend and shall hold harmless and indemnify each and all of the Beneficiaries, from and against any and all claims, threats, loss, liabilities, damages, fees or expenses, including reasonable attorney's fees, (individually a "**Claim**" and collectively the "**Claims**") by reason or arising out of any acts or failure to act by or out of any use of the Technology or a Licensed Product by the Licensee or its sub-licensee(s) or their respective servants, agents, Affiliates, officers, directors, stock-holders, employees or customers.

(b) Notwithstanding anything contained herein: (i) the Licensee shall not be entitled to settle any Claim against any one or more Beneficiaries without the prior written approval of the Beneficiary in respect of which such Claim has been made, which approval shall not be unreasonably withheld; (ii) the Licensee shall consult with UT and shall keep UT reasonably informed with respect to all Claims in respect of which indemnification may be sought hereunder; and (iii) the Licensee shall not be required to indemnify a Beneficiary, to the extent allowed by law where such Claim is caused by the gross negligence or willful misconduct of the Beneficiary.

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(c) The indemnity provided herein shall survive any termination or assignment of this Agreement subject to any prescription rights available to the Licensee under the *Limitations Act, 2002*. The Licensee acknowledges that UT is entering this Agreement and obtaining the foregoing indemnification on its own behalf and also on behalf of the other Beneficiaries and is holding the rights contained in this Section in trust for the other Beneficiaries.

**5.4 Insurance**

(a) The Licensee, at its own expense and at all times during the term of this Agreement, and for the duration of its indemnity obligations which survive the expiration or premature termination of this Agreement pursuant to Section 5.3 hereof, shall carry and maintain in full force and effect comprehensive general liability insurance that covers the Owner and UT in any and all claims brought in a form and with a carrier satisfactory to UT.

(b) Upon the achievement of the First Commercial Sale or a sub-license agreement with a Third Party, the Licensee shall agree to amend such general liability insurance to include product liability provisions, in a form and with a carrier satisfactory to UT. The lower limit of such policy shall be [] Million Dollars ($[],000,000) per incident and [] Million Dollars ($[],000,000) annual aggregate unless UT specifically agrees in writing to such lesser amount. Upon the reasonable request of UT, the amount of insurance coverage shall be increased to a reasonable amount.

(c) The coming into force of this Agreement is conditional upon UT having reviewed a certificate of insurance from the relevant insurance company, in a form acceptable to UT, acting reasonably, evidencing the Licensee's compliance with the provisions of this Section 5.4. Such policy shall contain an endorsement by the insurer providing that it shall not be cancelled or amended without thirty (30) days prior notice to UT. The Licensee shall provide a certificate of such insurance to UT annually hereafter on the anniversary of the Effective Date.

**5.5 Limitation of Liability**

(a) IN NO EVENT SHALL UT NOR ANY OF ITS DIRECTORS, OFFICERS, CONTRACTORS, EMPLOYEES OR AGENTS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR EXPENSES OF ANY TYPE (INCLUDING BUT NOT LIMITED TO ANY DAMAGES FOR LOST PROFITS, LOSS OF USE, BUSINESS INTERRUPTION, LOSS OF DATA, LOST BUSINESS OR LOST SAVINGS) ARISING OUT OF THIS AGREEMENT OR THE TECHNOLOGY, WHETHER SUCH DAMAGES OR EXPENSES

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of a court, execution, distress, or analogous process becomes enforceable or is enforced against any substantial part of the assets of the Licensee and the Licensee is not instituting proceedings to vacate or lift such execution, distress or analogous process;

(iii) the Licensee ceases or threatens to cease to carry on its business, commits any act of bankruptcy, becomes insolvent, proposes a compromise or arrangement to its creditors or makes an unauthorized sale in bulk of its assets; or

(iv) the Licensee is liquidated, dissolved or its corporate charter expires or is revoked.

(b) Other than as provided in Section 6.1 and Subsection 6.2(a) hereof, this Agreement may be terminated for material breach of any provision hereof by any of the Parties upon at least ninety (90) days prior written notice to the Party asserted to be in breach thereof, provided that if the defaulting Party cures the breach within such ninety (90) day period, the Agreement shall continue in full force and effect (provided that if such breach is cured and is thereafter breached again and is curable within a period of time shorter than ninety (90) days, the subsequent cure period shall be such shorter period of time as is commercially reasonable).

(c) Termination as set forth in this Section 6 shall not relieve any of the Parties of any obligations accrued under this Agreement prior to the date of termination. Each of Sections 1.1 (Definitions); 2.3 (Reserved Rights); 2.4 (License Restrictions); 3.6 (Accounting and Records); 4.1 (Ownership); 4.5 (Improvements); 4.7 (Confidentiality); 5.3 (Indemnity); 5.4 (Insurance); 5.5 (Limitation of Liability); Subsection 6.2(c) (Survival); Section 6.3 (Effect of Termination); and Article 7 (General Provisions) shall survive termination of this Agreement.

**6.3 Effect of Termination**

Upon termination of this Agreement:

(a) the Licensee shall immediately cease use of the Technology and the Licensed Products;

(b) the Licensee shall pay promptly all amounts it owes hereunder to UT (as agent of the Owner);

(c) the Licensee shall assign any and all sub-licenses granted under this Agreement to UT;

(d) subject to Subsection 4.7 (e) hereof, the Licensee shall return to UT all Confidential Information; and

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**7.10 Force Majeure**

**7.11 Rights and Remedies**

In the event that any Party should breach or violate any covenant or obligation in this Agreement, the non-breaching Party shall be entitled, subject to Section 7.6 hereof, to exercise any right or remedy available to it at law. Such rights shall include, without limitation, termination of this Agreement, and damages.

**7.11 Third Party Beneficiaries**

The Licensee acknowledges and agrees that, in executing this Agreement, UT is contracting on its own behalf, as agent for the Owner and also on behalf of the Beneficiaries. UT shall hold the rights granted hereunder in trust for the benefit of the Beneficiaries, as applicable, and may assign such rights to each of the Beneficiaries insofar as the Beneficiaries are contemplated to have rights arising under this Agreement. The Parties acknowledge that the Beneficiaries shall be treated as having rights as if they were parties to this Agreement.

**7.12 Entire Agreement**

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**SCHEDULE "A"**
**INTELLECTUAL PROPERTY RIGHTS**

Patents and/or Patent Applications:

Country:
Title:
Application No.:
Patent No.:
Filing Date:
Issue Date:

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SCHEDULE “C”
INVENTION

US 20050231871A1

(19) **United States**

(12) **Patent Application Publication** (10) **Pub. No.: US 2005/0231871 A1**

**Karimi Ghartemani** (43) **Pub. Date: Oct. 20, 2005**

(54) **THREE-PHASE POWER SIGNAL PROCESSOR**

(76) Inventor: **Masoud M. K. Karimi Ghartemani**, Toronto (CA)

Correspondence Address:
**MILLER THOMPSON, LLP**
**20 QUEEN STREET WEST, SUITE 2500**
**TORONTO, ON M5H 3S1 (CA)**

(21) Appl. No.: **11/098,421**

(22) Filed: **Apr. 5, 2005**

(30) **Foreign Application Priority Data**

Apr. 5, 2004 (CA) ........................................ 2,464,836

**Publication Classification**

(51) **Int. Cl.$^7$** ........................................ **H02H 3/26**

(52) **U.S. Cl.** ........................................ **361/86**

(57) **ABSTRACT**

A Three-phase Power Signal Processor (TPSP) is disclosed for general three-phase power system applications. The TPSP is developed based on the concepts from adaptive filter and dynamical systems theories. The structure of the TPSP is unified as it provides a multiplicity of the signals and pieces of information without the need to change, modify, or enhance the structure or to impose excessive computational time or resource requirements. The presented TPSP receives a set of three-phase measured signals, which can be voltage, current, magnetic flux, etc, and provides (1) the instantaneous and steady-state symmetrical components, (2) the fundamental components, (3) the peak values (magnitudes) of the symmetrical components, (4) the frequency and its rate of change, (5) the synchronization signal(s) and zero-crossing instants, (6) the phase-angles of the symmetrical components, and (7) the disturbance signatures. Two or more TPSP units, when properly augmented, further provide (8) the individual harmonic components, (9) the inter-harmonics, (10) the instantaneous real and reactive current components, (11) the total harmonic distortion, dc-offset, and power factor. The TPSP can serve as the building block for various signal processing requirements encountered in the context of power system applications including power systems control, protection, monitoring, and power quality.

u(t)
e(t)
DP
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SCG
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70

Office de la Propriété Intellectuelle du Canada

Un organisme d'Industrie Canada

Canadian Intellectual Property Office

An agency of Industry Canada

CA 2503685 A1 2005/10/05

(21) 2 503 685

(12) DEMANDE DE BREVET CANADIEN
CANADIAN PATENT APPLICATION

(13) A1

(22) Date de dépôt/Filing Date: 2005/04/05

(41) Mise à la disp. pub./Open to Public Insp.: 2005/10/05

(30) Priorité/Priority: 2004/04/05 (2,464,836) CA

(51) Cl.Int.[7]/Int.Cl.[7] G01R 21/00, G01R 23/02, G01R 25/00

(71) Demandeur/Applicant:
MASOUD, M. K. KARIMI GHARTEMANI, CA

(72) Inventeur/Inventor:
MASOUD, M. K. KARIMI GHARTEMANI, CA

(74) Agent: DE FAZEKAS, ANTHONY

(54) Titre : PROCESSEUR DE SIGNAL D'ALIMENTATION TRIPHASEE

(54) Title: THREE-PHASE POWER SIGNAL PROCESSOR

DP
SP
SCG

(57) Abrégé/Abstract:
A Three-phase Power Signal Processor (TPSP) is disclosed for general three-phase power system applications. The TPSP is developed based on the concepts from adaptive filter and dynamical systems theories. The structure of the TPSP is unified as it provides a multiplicity of the signals and pieces of information without the need to change, modify, or enhance the structure or to impose excessive computational time or resource requirements. The presented TPSP receives a set of three-phase measured signals, which can be voltage, current, magnetic flux, etc, and provides (1) the instantaneous and steady-state symmetrical components, (2) the fundamental components, (3) the peak values (magnitudes) of the symmetrical components, (4) the frequency and its rate of change, (5) the synchronization signal(s) and zero-crossing instants, (6) the phase-angles of the symmetrical components, and (7) the disturbance signatures. Two or more TPSP units, when properly augmented, further provide (8) the individual harmonic components, (9) the inter-harmonics, (10) the instantaneous real and reactive current components, (11) the total harmonic distortion, dc-offset, and power factor. The TPSP can serve as the building block for various signal processing requirements encountered in the context of power system applications including power systems control, protection, monitoring, and power quality.

Canada

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